Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Global Green Solutions Inc. (formerly High Grade Mining Corporation) on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated February 1, 2006, on the balance sheets of Global Green Solutions Inc. (formerly High Grade Mining Corporation) as at November 30, 2005 and 2004, and the related statements of operations, cash flows, and stockholders' equity for the period from June 10, 2003 (date of inception) to November 30, 2005.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	/s/ Morgan & Company"
June 19, 2006	Chartered Accountants